EX-99.j.1

Consent of Registered Independent Public Accounting Firm

To the Shareholder and Board of Trustees
of PENN Capital Funds Trust:

We consent to the use of our report dated November 18, 2015 included herein, with respect to the statements of assets and liabilities (in Organization) of PENN Capital Funds Trust (the “Funds”), comprised of PENN Capital Small/Mid Cap Equity Fund, PENN Capital Small Cap Equity Fund, PENN Capital High Yield Fund, and PENN Capital Senior Floating Rate Income Fund, as of November 17, 2015, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 18, 2015